Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
SOVEREIGN BANCORP, INC.
          The undersigned, on behalf of Sovereign Bancorp, Inc. (the “Corporation”), pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as of this 25th day of March 2009 as follows:
          1. The name of the Corporation is Sovereign Bancorp, Inc.
          2. Article III of the Corporation’s Articles of Incorporation shall be amended to provide for the issuance, and to fix the preferences, limitations and relative rights, within the limits permitted by applicable law, of 72,000 shares of the Corporation’s Series D Non-Cumulative Perpetual Convertible Preferred Stock, all as set forth in Annex A attached hereto.
          3. Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act (the “Act”), the Articles of Incorporation permit the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the preferences, limitations and relative rights of one or more series of the corporation’s authorized class of Preferred Stock without the approval of the Corporation’s shareholders. The foregoing amendment was adopted on March 24, 2009 by the Corporation’s Board of Directors without shareholder approval pursuant to such section of the Act. The Corporation has not issued any shares of the Series D Non-Cumulative Perpetual Convertible Preferred Stock, as of the date hereof.
          4. The Certificate of Amendment shall become effective immediately upon filing in accordance with Section 13.1-606 of the Act.
[Signature page follows]

SOVEREIGN BANCORP, INC.
/s/ Gabriel Jaramillo
Name:	Gabriel Jaramillo
Title:	Chairman, President and CEO

[Certificate of Designations]

Annex A
CERTIFICATE OF DESIGNATIONS
OF
SERIES D NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK
OF
SOVEREIGN BANCORP, INC.
          There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Series D Non-Cumulative Perpetual Convertible Preferred Stock.” The designation and number, and relative rights, preferences and limitations of the Series D Non-Cumulative Perpetual Convertible Preferred Stock, insofar as not already fixed by any other provision of the Articles of Incorporation, shall be as follows:
          Section 1. Designation. The designation of the series of preferred stock shall be Series D Non-Cumulative Perpetual Convertible Preferred Stock (“Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to each other share of Series D Preferred Stock. Series D Preferred Stock will rank equally with Parity Stock (as hereinafter defined), if any, and will rank senior to Junior Stock (as hereinafter defined) with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 2. Par Value; Number of Shares. Shares of the Series D Preferred Stock shall have no par value. The number of authorized shares of Series D Preferred Stock shall be 72,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by filing an amendment to these Articles of Incorporation pursuant to Section 13.1-639 of the Virginia Stock Corporation Act, stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series D Preferred Stock.
          Section 3. Definitions. As used herein with respect to Series D Preferred Stock:
          “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation.
          “Board of Directors” means the Board of Directors of the Corporation.
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not required or permitted by law, regulation or executive order to close in New York, New York or Philadelphia, Pennsylvania.
          “Certificate of Designations” means this Certificate of Designations dated March 24, 2009.

          “Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock or any securities distributed in a spin-off, as the case may be, on the Nasdaq Global Select Market or New York Stock Exchange on that date. If the Common Stock or any such securities distributed in a spin-off, as the case may be, is not then traded on the Nasdaq Global Select Market or New York Stock Exchange on any date of determination, the Closing Price of the Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such securities is so listed or quoted, or if the Common Stock or such securities is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation. For the purposes of this Certificate of Designations, all references herein to the closing sale price of the Common Stock on the Nasdaq Global Select Market or New York Stock Exchange shall be such closing sale price as reflected on the website of the Nasdaq Global Select Market (www.nasdaq.com) or New York Stock Exchange (www.nyse.com), as the case may be, and as reported by Bloomberg Professional Service; provided that, in the event that there is a discrepancy between the closing sale price as reflected on the website of the Nasdaq Global Select Market or the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price on the website of the Nasdaq Global Select Market or New York Stock Exchange, as the case may be, shall govern.
          “Common Stock” as used in this Certificate of Designations means the Corporation’s Common Shares, no par value per share.
          “Conversion Rate” shall mean, for each share of Series D Preferred Stock, 100 shares of Common Stock. The Conversion Rate shall be subject to adjustment as set forth herein.
          “Corporation” shall mean Sovereign Bancorp, Inc.
          “Current Market Price” on any date is the average of the daily Closing Price per share of Common Stock or other securities on each of the 10 consecutive Trading Days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the Conversion Rate for the purposes of adjustment provision in Section 15(a)(iv) in the event of a spin-off, the “Current Market Price” per share of Common Stock or other securities means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.
          “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

          “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
          “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
          “DTC” means The Depositary Trust Company, together with its successors and assigns.
          “Exchange Property” shall have the meaning set forth in Section 16(a) hereof.
          “Fundamental Change” means the occurrence, prior to the Conversion Date, of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the subsidiaries of the Corporation, in each case pursuant to which Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.
          “Holder” means the person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Corporation and any transfer agent designated by the Corporation for the Series D Preferred Stock, as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
          “Junior Stock” means the Corporation’s Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Liquidation Preference” means, as to each share of Series D Preferred Stock, $25,000 per share.
          “Conversion Date” shall have the meaning set forth in Section 13(a) hereof.
          “Notice of Conversion” shall have the meaning set forth in Section 13(a) hereof.
          “Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Reorganization Event” shall have the meaning set forth in Section 16(a) hereof.

          “Series D Preferred Stock” shall have the meaning set forth in Section 1 hereof.
          “Trading Day” means a day on which the Common Stock: (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
          Section 4. Dividends.
          (a) Rate. Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the Liquidation Preference of Series D Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on May 15, 2009; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable is referred to herein as a “Dividend Payment Date”). A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series D Preferred Stock. Dividends on each share of Series D Preferred Stock will accrue, on a non-cumulative basis, on the Liquidation Preference at an annual rate of 10%. Dividends, if declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be payable to holders of record of Series D Preferred Stock as they appear on our books on the applicable record date, which shall be the first day of the calendar month during which the dividend payment date falls, or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors from time to time, which shall not be more than 60 nor less than 10 days prior to such dividend payment date. Dividends payable on the Series D Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.
          (b) Non-Cumulative Dividends. Dividends on shares of Series D Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series D Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on or before such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series D Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series D Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized capital stock of the Corporation.
          (c) Priority of Dividends. So long as any share of Series D Preferred Stock remains outstanding, (i) no dividend or other distribution shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during a Dividend Period, unless, in each case, the full dividends for the then-current Dividend Period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. When dividends are not paid in full upon the shares of Series D Preferred Stock and any Parity Stock, all dividends declared upon shares of Series D Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series D Preferred Stock, and accrued dividends, including any accumulations on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series D Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series D Preferred Stock shall not be entitled to participate in any such dividend.
          Section 5. Liquidation Rights.
          (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series D Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to Series D Preferred Stock upon liquidation, and the rights of the Corporation’s depositors and other creditors, to receive a liquidating distribution in the amount of the Liquidation Preference, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series D Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
          (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series D Preferred Stock and all such Parity Stock.

          (c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease, exchange or other transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation, including a merger or consolidation in which holders of Series D Preferred Stock receive cash, securities or other property for their shares, be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
          Section 6. Redemption.
          (a) Optional Redemption. The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation) if then required, may redeem, in whole or in part, the shares of Series D Preferred Stock at the time outstanding, at any time on or after May 15, 2014, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series D Preferred Stock shall be the Liquidation Preference plus dividends that have been declared but not paid. The holders of Series D Preferred Stock shall not have the right to require or cause the Corporation to repurchase or redeem the Series D Preferred Stock.
          (b) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series D Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed by such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

          (c) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series D Preferred Stock in proportion to the number of Series D Preferred Stock held by such holders or in such other manner as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.
          (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
          (e) Any redemption of the Series D Preferred Stock is subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation), if such approval is then required.
          Section 7. Voting Rights. The holders of Series D Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:
          (a) Supermajority Voting Rights — Senior Securities. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of (i) Series D Preferred Stock and (ii) any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the creation or issuance, or any increase in the authorized or issued amount of any class or series of stock (including any class or series of preferred stock) ranking senior to the Series D Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation;
          (b) Supermajority Voting Rights — Securities Convertible into Senior Securities. At the election of the Corporation, either (i) the creation or issuance of any obligation or security convertible into, or evidencing the right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series D Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation or (ii) the conversion of any convertible security into, or the exercise of any right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series D Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall require the affirmative vote or consent of the holders of at least two-thirds of all of the shares, unless the vote or consent of the holders of a greater number of shares shall then be required by law, of (x) Series D Preferred Stock and (y) any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose; and
          (c) Supermajority Voting Rights — Amendment. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of (i) Series D Preferred Stock and (ii) any other class or series of preferred stock whose rights, preferences, privileges or voting powers would be materially and adversely affected that ranks on parity with the Series D Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the amendment, alteration or repeal of any of the provisions of the Corporation’s Articles of Incorporation with respect to the Series D Preferred Stock or any other series of preferred stock, if such amendment, alteration or repeal would materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or of the holders thereof; provided, however, that (x) any increase in the amount of authorized preferred stock, the Series D Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof and (y) in no event shall any merger, consolidation or other similar transaction involving the Corporation require the approval of the holders of the Series D Preferred Stock, except (1) to the extent any right, preference, privilege or voting power of the Series D Preferred Stock is materially and adversely changed as a result of such merger, consolidation or similar transaction, and (2) to the extent required by law.

          Section 8. Conversion. Subject to the procedures of Section 13, each holder of Series D Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Series D Preferred Stock into shares of Common Stock at the Conversion Rate, which may include the issuance of fractional shares.
          Section 9. Rank. Notwithstanding anything set forth in the Articles of Incorporation or otherwise provided herein to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series D Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7, any class of securities ranking senior to the Series D Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series D Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
          Section 11. Unissued or Reacquired Shares. Shares of Series D Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.
          Section 12. No Sinking Fund. Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.
          Section 13. Conversion Procedures.
          (a) To exercise its conversion right pursuant to Section 8, each Holder shall provide written notice of its election to convert, completed and signed, specifying the number of shares to be converted, to the Corporation (such notice a “Notice of Conversion”) and shall surrender the certificate or certificates representing such shares at the principal executive office of the Corporation to the attention of the General Counsel (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series D Preferred Stock for this purpose). Each conversion shall be deemed to have been effected immediately prior to the close of business on the first Business Day on which the certificates representing shares of Series D Preferred Stock shall have been surrendered and such notice received by the Corporation (the “Conversion Date”). At such time on the Conversion Date:
     (i) the Person in whose name or names any certificate or certificates representing shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and;

     (ii) such shares of Series D Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 13.
          (b) Effective immediately prior to the close of business on the Conversion Date with respect any share of Preferred Stock, dividends shall no longer be declared on any such converted share of Series D Preferred Stock and such share of Series D Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4.
          (c) Prior to the close of business on the Conversion Date with respect to any share of Series D Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series D Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder of such share of Series D Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series D Preferred Stock.
          (d) Shares of Series D Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. Subject to Section 2, the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock.
          (e) The Person or Persons entitled to receive Common Stock and/or cash, securities or other property issuable upon conversion of Series D Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series D Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
          (f) On the Conversion Date with respect to any share of Series D Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series D Preferred Stock to the Corporation, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

          Section 14. Reservation of Common Stock.
          (a) The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of the Series D Preferred Stock, that number of shares of Common Stock as shall be issuable upon the conversion of all the Series D Preferred Stock then outstanding.
          (b) All shares of Common Stock delivered upon conversion of the Series D Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          Section 15. Anti-Dilution Adjustments to the Conversion Rate.
          (a) Anti-Dilution Adjustments. The Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments if occurring at any time prior to the Conversion Date:
     (i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:
     OS1
OSo
          Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such dividend or distribution.
OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend.
     (ii) Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits, or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:
     OS1
OSo
          Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.
     (iii) Issuance of Stock Purchase Rights. If, while the Corporation has shares of Common Stock that are publicly traded, the Corporation issues to all holders of shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the “ex-date” for such distribution will be multiplied by the following fraction:
     OSo + X
OSo + Y
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such distribution.
X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.
To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).
     (iv) Debt or Asset Distribution.
                    (A) If, while the Corporation has shares of Common Stock that are publicly traded, the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 15(a)(i) or Section 15(a)(ii) hereof, any rights or warrants referred to in Section 15(a)(iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to in Section 15(a)(iv)(B) below), then the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by the following fraction:
          SPo
SPo – FMV
Where,
SPo = the Current Market Price per share of Common Stock on the date fixed for distribution.
FMV= the fair market value of the portion of the distribution applicable to one share of Common Stock as determined by the Board of Directors.
                    (B) Provided that shares of Common Stock are publicly traded, in a spin-off, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the “ex-date” for the distribution by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by the following fraction:
     MPo + MPs
MPo
Where,
MPo = the Current Market Price per share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.
MPs = the Current Market Price of the shares of the subsidiary representing the portion of distribution applicable to one share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.
     (v) Self Tender Offers and Exchange Offers. If, while the Corporation has shares of Common Stock that are publicly traded, the Corporation or any of its subsidiaries successfully complete a tender or exchange offer for Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer, immediately prior to the opening of business on the eighth Trading Day after the expiration date of the tender or exchange offer, then the Conversion Rate in effect on the eighth Trading Day after the expiration of the tender or exchange offer will be divided by the following fraction:

     (SPo x OSo) – AC
SPo x (OSo – TS)
Where,
SPo = the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer.
OSo = the number of shares of Common Stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
TS = the number of shares of Common Stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.
     (vi) Rights Plans. To the extent that the Corporation has a rights plan in effect on the Conversion Date, upon conversion of any Series D Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to the Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          (b) Adjustment for Tax Reasons. The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 15, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reason.
          (c) Calculation of Adjustments.
     (i) Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to the Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the earlier of the Conversion Date and the date the Corporation consummates an acquisition, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

     (ii) No adjustment to the Conversion Rate need be made if Holders may participate, on an as-converted basis, in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Series D Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series D Preferred Stock.
     (iii) The Conversion Rate shall not be adjusted:
                    (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
                    (B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;
                    (C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series D Preferred Stock were first issued;
                    (D) for a change in the par value or no par value of the Common Stock; or
                    (E) for accrued, cumulated and unpaid dividends.
          (d) Notice of Adjustment. Whenever the Conversion Rate is to be adjusted in accordance with Section 15(a) or Section 15(b), the Corporation shall: (i) compute the Conversion Rate in accordance with Section 15(a) or Section 15(b), taking into account the one percent threshold set forth in Section 15(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 15(a) or Section 15(b), taking into account the one percent threshold set forth in Section 15(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 15(a) or Section 15(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
          The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 15 and its action in so doing, as evidenced by a resolution of the Board of Directors, or a duly authorized committee thereof, shall be final and conclusive.

          Section 16. Reorganization Events.
          (a) In the event of:
     (i) any consolidation or merger of the Corporation with or into another Person in each case pursuant to which Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
     (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation in each case pursuant to which Common Stock will be converted into cash, securities or other property;
     (iii) any reclassification of Common Stock into securities, including securities other than Common Stock; or
     (iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 16(a), a “Reorganization Event”); each share of Series D Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, remain outstanding but will become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series D Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).
          (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series D Preferred Stock in accordance with Section 8 hereof shall be determined based upon the Conversion Rate in effect on the Conversion Date.
          (c) The above provisions of this Section 16 shall similarly apply to successive Reorganization Events and the provisions of Section 15 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
          (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 16.
          (e) Notwithstanding anything to the contrary in this Section 16 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party.
          Section 17. Replacement Stock Certificates. The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation and any transfer agent designated by the Corporation for the Series D Preferred Stock.